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                                                                 Exhibit 10.2
                               September 24, 1999



VIA FACSIMILE (480-607-8360)

Mr. Jim Bradshaw
5721 E. Horseshoe Road
Paradise Valley, AZ  85253

Dear Jim:

          This letter confirms our offer for your promotion to become the position of president and a director of Reeves Southeastern Corporation ("Reeves") and vice president of Diamond Home Services, Inc. ("Diamond") Your annual base salary will be $190,000. If you are still employed by Reeves and Diamond as of June 30, 2000, or if your employment terminates prior to June 30, 2000, other than as a result of your voluntary resignation or termination of your employment for cause, Reeves shall also pay you an incentive bonus of $25,000 at June 30, 2000 (or upon termination of employment, if earlier).

          Furthermore, Diamond grants to you, effective on the date you accept this offer, an option to purchase 25,000 shares of Diamond's common stock at a price per share equal to the fair market value of the stock on that effective date. Subject to the terms to be set forth in a stock option agreement that will be sent to you shortly, one-quarter of these options vest immediately and the remaining three-quarters shall vest in three equal amounts on each of the three succeeding anniversary dates of your acceptance of this promotion. Please understand that these are non-qualified options and are not issued pursuant to the Diamond Home Services, Inc. Incentive Stock Option Program.

          Please understand that employment is at will and that employment can be terminated for any reason not prohibited by law or for no reason and that, except in the circumstances described above, Reeves and Diamond have no obligation to pay you severance in the event your employment terminates.

          Please indicate your acceptance of this offer by signing a copy of this letter in the space indicated below and returning it to me.

          We look forward to your success in your new position.

          Very truly yours,

          C. Stephen Clegg
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          Chairman and Chief Executive Officer


ACCEPTED:


____________________
James W. Bradshaw



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